Exhibit 10.73
IRVINE SENSORS CORPORATION
BINDING DEBT EXCHANGE LETTER OF INTENT
April 1, 2008
     This Letter of Intent is intended to be binding upon the parties hereto and is subject only to the execution of the definitive agreements to document this transaction and the approval of Nasdaq. The following summarizes the principal terms of the debt exchange financing of Irvine Sensors Corporation (the “Company”).
KEY PROVISIONS

Investors	Longview Fund, L.P. and/or Alpha Capital Anstalt (the “Investors”)

Security	Series A 10% Cumulative Convertible Preferred Stock of the Company (the “Series A Stock”). Each share of Series A Stock is initially convertible into 100 shares of the Company’s Common Stock (“Common Stock”), subject to adjustment as set forth below.

Price per share	The purchase price for the Series A Stock and its “Stated Value” shall be $30.00 per share. The closing bid price for one share of the Company’s Common Stock as of March 31, 2008 was $0.26 (or $26 for 100 shares of Common Stock). The purchase price for the Series A Stock shall be payable by the cancellation of a like amount of the Company’s principle and interest on the term loans payable to the Investors.

Size of transaction	$4.0 million

Expected closing date	April 8, 2008 or as soon thereafter as reasonably practicable

Stock Purchase and Exchange Agreement	The Company will enter into a Stock Purchase and Exchange Agreement to facilitate the purchase of the Series A Stock, which will contain representations and warranties consistent with those contained in the Company’s prior financings with the Investors. The Company shall also include an obligation to deliver a clearance letter from its counsel to its transfer agent confirming that holding period of the conversion of the Series A Stock shall tack back to the original date of the term loan being converted for the Series A Stock, provided that no further consideration is being provided in connection with such conversion.

Finders	Each of the Company and the Investors shall represent and warrant that it has no obligation to pay any finder’s fee and shall indemnify the other parties to this transaction for any breach thereof.

Legal fees	The Company will pay the legal fees of the Investors to accomplish this transaction.

Closing conditions	The Closing is subject only to (i) the execution of definitive legal documents, which shall be reasonably acceptable to the Company and the Investors; and (ii) the confirmation by Nasdaq that this Debt Exchange, as well as the proposed $5 million financing in accordance with the Series B Financing Term Sheet, will not require stockholder approval, except to the extent specifically required herein or in such Term Sheet.

TERMS OF SERIES A STOCK

Dividend provisions	10 % cumulative dividends per annum on the Stated Value.

Dividends shall be cumulative, and shall compound monthly.

The Holders of outstanding shares of Series A Stock shall be entitled to receive preferential dividends in cash out of any funds of the Company legally available therefor before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Common Stock, or other class of stock presently authorized or to be authorized (the Common Stock, and such other stock being hereinafter collectively the “Junior Stock”) at the rate of 10% per annum on the Stated Value.

Dividends shall be payable when and if declared by the Company’s Board of Directors; however, accumulated dividends shall be payable in cash on December 31, 2009, and thereafter shall be payable annually on December 31 of each subsequent year or such later time as may be approved in writing by the holders of 80% of the shares of Series A Stock then outstanding. Dividends shall be payable in cash or in kind at the election of the holder of the Series A Stock.

Upon an Event of Default (generally the same default events as contained in the last round of the Company’s debt financing, as well as a Cross Default (which has not been waived) under any of the existing financing documents with the Investors), the cumulative dividend rate shall increase to 20% during while such Event of Default remains outstanding.

An Event of Default will also include the Company’s failure to obtain the stockholder approval of an increase in the authorized but unissued capital stock of the Company by June 30, 2008 sufficient to permit the conversion in full of the Series A Stock, if necessary. An Event of Default shall result in a cross default in the existing loan documents with the Investors. The Company’s officers and directors will agree to vote in favor of such increase in the authorized capital stock.

Liquidation preference	Upon the dissolution, liquidation or winding-up of the Company, whether voluntary or involuntary, the Holders of the Series A Stock shall be entitled to receive, and before any payment or distribution shall be made on the Junior Stock, out of the assets of the Company available for distribution to stockholders, the Stated Value per share of Series A Stock plus all accrued and unpaid dividends thereon.

The redemption of any other class of preferred stock or consolidation or merger of the Company or sale of all or substantially all of its assets shall be deemed to be a liquidation or winding up for purposes of the liquidation preference; provided however, this provision may be waived by the holders of 80% of the Series A Stock.

Redemption	The Series A Stock shall not be redeemable by the Investors.

Provided that there is not an Event of Default outstanding that has not been waived, the Company will have the right, upon 30 calendar days’ prior written notice, to redeem the Series A Stock at the Stated Value per share of Series A Stock, plus any accrued but unpaid dividends.

The redemption price must be paid to the Investors in cash.

Conversion	Each share of Series A Stock shall initially be convertible at any time at option of holder into 100 shares of Common Stock.

The number of shares issuable upon conversion of the Series A Stock shall be equal to: (i) the sum of (A) the Stated Value per share being converted, and (B) at the Holder’s election, accrued and unpaid dividends on such share, divided by (ii) the Conversion Price.

The Conversion Price per share of Series A Stock shall initially be the Stated Value ($30.00) but will be subject to antidilution adjustments, including price dilution if the Company issues securities in the future for less than the Conversion Price; provided however, without obtaining stockholder approval, in no event will Conversion Price be reduced below $26.00 (the closing bid price for 100 shares of Common Stock as of March 31, 2008).

Blocker: The Company and Holder may not effect a conversion that would result in the Holder having a beneficial ownership of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on such Conversion Date, and (ii) the number of shares of Common Stock issuable upon the conversion of the Obligation Amount with respect to which the determination of this proviso is being made on such Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Company. For the purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to successive exercises which would result in the aggregate issuance of more than 4.99%. The Holder may revoke the conversion limitation described in this Paragraph, in whole or in part, upon 61 days prior notice to the Company. The Holder may waive the conversion limitation described in this Section in whole or in part, upon and effective after 61 days prior written notice to the Company to increase such percentage to up to 9.99% of the Company’s outstanding Common Stock as of the Conversion Date.

Share Cap: At no time may any share of Series A Stock be converted into Common Stock to the extent that such issuance would exceed the Company’s authorized capital stock. The Company will undertake in the Stock Purchase and Exchange Agreement to use its best efforts to obtain stockholder approval of an increase in the number of shares of Common Stock authorized under the Company’s Certificate of Incorporation, as amended. The failure to obtain such approval by June 30, 2008 shall be an Event of Default. The Company represents that it currently has sufficient authorized capital stock for the conversion of the $4.0 million of Series A Stock into Common Stock based on the initial Conversion Price.

Buy-in: If the Company fails to deliver the Common Stock issuable upon conversion of the Series A Stock within seven business days, then the Company shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) an amount by which (A) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate Stated Value of the shares of Series A Stock for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty).

Liquidated damages: If the Company fails to deliver shares of Common Stock upon conversion within the time period required in the Certificate of Designation, the Company will be required to pay liquidated damages equal to $100 per business day after the required delivery date for each $10,000 of the obligation amount converted; provided however, that the maximum aggregate amount of liquidated damages payable for any and all such occurrences shall not exceed 15% of the original purchase price for the Series A Stock. The Company can rescind any conversion, but any liquidated damages associated with such rescinded conversion will still be due through the date of the rescission action.

Automatic conversion	The Series A Stock shall be automatically converted into Common Stock in accordance with the conversion provisions stated above (and shall be subject to the same limitations) on the date upon which the Company obtains the vote or consent of at least 80% of the then outstanding shares of Series A Stock to such conversion.

Antidilution provision	The Series A Stock shall be entitled to proportional antidilution protection for stock splits, stock dividends, etc.

In addition, the Conversion Price will be reduced on a full ratchet basis in the event of any dilutive issuance, other than standard exempted issuances contained in the existing financing documents. Notwithstanding, the foregoing, the Conversion Price may not be reduced below the Fair Market Value without stockholder approval. While the Company will use its commercially reasonably best effects to obtain the stockholder approval, there will not be any penalty or negative impact on the Series A Stock if the stockholder vote is not obtained.

Voting rights and protective provisions	The Series A Stock shall not be voting stock, and shall only have voting rights to the extent required by law. Without the prior consent of 80% of the then outstanding Series A Stock the Company (i) may not make certain amendments to the Certificate of Incorporation, (ii) issue additional shares of Series A Stock (other than for accrued dividends on the Series A Stock); or (iii) issue any securities (other than Exempted Securities) at a price per share that would trigger a ratchet adjustment to the Conversion Price where either (A) the Company has insufficient authorized capital to permit the conversion in full of such Series A Stock after giving effect to such full ratchet adjustment, or (B) if such full ratchet adjustment requires stockholder approval, which approval has not been obtained.

Agreed & Accepted:		Agreed & Accepted:

LONGVIEW FUND, L.P.		IRVINE SENSORS CORPORATION

By:	/s/ S. MICHAEL RUDOLPH	By:	/s/ JOHN J. STUART, JR.
Title:	CFO – Investment Advisor	Title:	Sr. VP & CFO
Date:	4/1/08	Date:	April 1, 2008

ALPHA CAPITAL ANSTALT

By:	/s/ KONRAD ACKERMAN
Title:	Director
Date:

[Signature Page to Binding Debt Exchange Letter of Intent]